CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated February 26, 2015 on the financial statements and financial highlights of Huntington Retail Funds included in the Annual Report to Shareholders for the fiscal year ended December 31, 2014 in Post-Effective Amendment Number 107 to the Registration Statement (Form N-1A, No. 33-11905) of the Huntington Funds filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio

April 30, 2015